Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

DETERMINE, INC.,

a Delaware corporation

Determine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST:         The Corporation was originally incorporated under the name Selectica, Inc. pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 15, 1999.

SECOND:     Article VIII of the Corporation’s current Certificate of Incorporation, as amended to date (the “Certificate”), is hereby amended and restated in its entirety to read as follows:

“[RESERVED].”

THIRD:        The foregoing amendment to the Certificate has been duly approved by the Board of the Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.

FOURTH:     The foregoing amendment to the Certificate has been duly approved by the stockholders in accordance with Sections 211 and 242 of the DGCL.

FIFTH:          The foregoing Certificate of Amendment to the Corporation’s Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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In Witness Whereof, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 17th day of April, 2019.

DETERMINE, INC.

By:	/s/ John Nolan
Name: John Nolan
Title: President

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